Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204704) pertaining to the TEGNA 401(k) Savings Plan of our report dated June 28, 2018, with respect to the 2017 financial statements of the TEGNA 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Tysons, Virginia
June 28, 2019